      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 31, 2002

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                                  AVIALL, INC.
             (Exact name of registrant as specified in its charter)

                        DELAWARE                                                65-0433083
    (State or other jurisdiction of incorporation or                (IRS Employer Identification No.)
                     organization)




                                                                         JEFFREY J. MURPHY, ESQ.
                                                              SENIOR VICE PRESIDENT, LAW & HUMAN RESOURCES,
                      AVIALL, INC.                            SECRETARY AND GENERAL COUNSEL OF AVIALL, INC.
                 2750 REGENT BOULEVARD                                    2750 REGENT BOULEVARD
                DFW AIRPORT, TEXAS 75261                                 DFW AIRPORT, TEXAS 75261
                     (972) 586-1000                                           (972) 586-1000
  (Address, including zip code, and telephone number,       (Name, address, including zip code, and telephone
including area code, of registrant's principal executive    number, including area code, of agent for service)
                        offices)

                             ---------------------
                          COPIES OF COMMUNICATIONS TO:

                             JANICE V. SHARRY, ESQ.
                            GARRETT A. DEVRIES, ESQ.
                             HAYNES AND BOONE, LLP
                          901 MAIN STREET, SUITE 3100
                              DALLAS, TEXAS 75202
                                 (214) 651-5000
                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC:  From time to time after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
                                                                    PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING        AMOUNT OF
        SECURITIES TO BE REGISTERED              REGISTERED(2)          SHARE(3)             PRICE(3)         REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per
  share(1)..................................       1,750,000              $9.10             $15,925,000            $1,465
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

(1) Each share of Common Stock is accompanied by one preferred share purchase right as set forth in the Rights Agreement, dated as of December 7, 1993, by and between Aviall, Inc. and The First National Bank of Boston, N.A., as amended by Amendment No. 1 to Rights Agreement, dated as of March 14, 2000, by and between Aviall, Inc. and BankBoston, N.A. (as successor to The First National Bank of Boston), Amendment No. 2 to Rights Agreement, dated as of December 17, 2001, by and between Aviall, Inc. and EquiServe Trust Company, N.A. (as successor to The First National Bank of Boston) and Amendment No. 3 to Rights Agreement, dated as of December 21, 2001, by and between Aviall, Inc. and EquiServe Trust Company, N.A. (as successor to The First National Bank of Boston).

(2) Plus such indeterminate number of shares of Common Stock as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended.

(3) The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and are based upon the average of the high and low sales prices of the Common Stock as reported on the New York Stock Exchange on May 29, 2002.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information contained in this prospectus is not complete and may be changed. The selling stockholders may not sell the shares of common stock until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the shares of common stock and it is not soliciting an offer to buy the shares of common stock in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED MAY 31, 2002

PROSPECTUS

                                 [AVIALL LOGO]

                                  AVIALL, INC.

                        1,750,000 SHARES OF COMMON STOCK

                             ---------------------

     This prospectus relates to the offer and sale from time to time of up to 1,750,000 shares of our common stock by the selling stockholders identified in this prospectus under the heading "Selling Stockholders." This prospectus covers offers and sales of the shares of common stock by the selling stockholders, but it does not cover the issuance of the shares of common stock by us to the selling stockholders.

     We will not receive any proceeds from sales of the shares of common stock by the selling stockholders. All of the net proceeds from sales of the shares of common stock will be retained by the selling stockholders. Except for underwriting discounts and selling commissions which may be paid by the selling stockholders, we have agreed to pay all expenses incurred in connection with the registration of the shares of common stock covered by this prospectus.

     The selling stockholders may sell the shares of common stock from time to time at market prices prevailing at the time of sale, prices related to prevailing market prices or privately negotiated prices. The selling stockholders may sell the shares of common stock to or through underwriters, brokers or dealers or directly to purchasers. Underwriters, brokers or dealers may receive discounts, commissions or concessions from the selling stockholders, purchasers in connection with sales of the shares of common stock, or both. Additional information relating to the distribution of the shares of common stock by the selling stockholders can be found in this prospectus under the heading "Plan of Distribution."

     Our common stock is traded on the New York Stock Exchange under the symbol "AVL." On May 30, 2002, the last reported sales price of our common stock on the New York Stock Exchange was $9.18 per share.

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                  The date of this prospectus is May   , 2002

     WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS CONCERNING THE OFFERING OF THE SHARES OF COMMON STOCK COVERED BY THIS PROSPECTUS EXCEPT THOSE WHICH ARE CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. IF ANYONE GIVES YOU ANY OTHER INFORMATION OR MAKES ANY REPRESENTATION CONCERNING THE OFFERING OF THE SHARES OF COMMON STOCK COVERED BY THIS PROSPECTUS, YOU SHOULD NOT RELY ON IT. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK COVERED BY THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES OF COMMON STOCK COVERED BY THIS PROSPECTUS UNDER ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. YOU SHOULD NOT INTERPRET THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THE SHARES OF COMMON STOCK COVERED BY THIS PROSPECTUS AS AN INDICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE ON THE FRONT OF THIS PROSPECTUS. YOU SHOULD ALSO BE AWARE THAT INFORMATION CONTAINED IN THIS PROSPECTUS MAY CHANGE AFTER THE DATE ON THE FRONT OF THIS PROSPECTUS.

                             ---------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    1
Risk Factors................................................    3
Use of Proceeds.............................................   11
Selling Stockholders........................................   11
Incorporation of Certain Information by Reference...........   13
Where You Can Find Additional Information...................   13
Plan of Distribution........................................   14
Legal Matters...............................................   15
Experts.....................................................   15
Cautionary Language Regarding Forward-Looking Statements....   15

                             ---------------------

     We have a number of registered trademarks, including "Aviall" and "ILS." In this prospectus, the words "Aviall," "Company," "we," "our," "ours," and "us" refer to Aviall, Inc. and its subsidiaries unless otherwise stated or unless the context otherwise requires.

                                    SUMMARY

     This summary highlights some of the information contained in, and incorporated by reference into, this prospectus. You should carefully read this prospectus and any documents incorporated by reference into this prospectus before deciding whether to invest in our common stock.

ABOUT OUR BUSINESS

     We are a major provider of aftermarket parts sales, supply-chain management services and related value-added services for the aviation industry. Our Aviall Services business is the largest independent global provider of new aviation parts and related supply-chain management services for the aviation industry. Our Inventory Locator Service business operates leading electronic marketplaces for buying and selling parts, equipment and services for the aviation and marine industries and the U.S. government procurement market.

     Aviall Services sells a broad range of new aviation parts, components and supplies from approximately 180 original equipment manufacturers to nearly 17,000 commercial, military and general aviation customers, including over 250 airlines. Aviall Services also provides value-added services to our customers and suppliers, such as repair and assembly services, supply-chain management services and information gathering and delivery services.

     Inventory Locator Service, or ILS, maintains global aviation and marine-related information and electronic marketplaces with approximately 9,000 users in more than 70 countries. ILS's marketplaces contain more than 46 million line items representing over five billion parts for sale. ILS also maintains databases of over 100 million cross-referenced U.S. government records, allowing users to research manufacturers of specific parts, locate alternate parts, find additional uses and markets for parts and review U.S. government procurement histories. ILS has been the leader in aviation-related electronic marketplaces for more than two decades.

     We were incorporated in 1993 as a Delaware corporation. Aviall Services was incorporated in 1993 as a Delaware corporation. ILS was originally incorporated in 1979 as a Tennessee corporation and in March 2001 was reorganized as a Delaware limited liability company. Our principal offices are located at 2750 Regent Boulevard, DFW Airport, Texas 75261, and our telephone number is (972) 586-1000.

RECENT DEVELOPMENTS

     On December 17, 2001, we entered into an exclusive, ten-year worldwide agreement with Rolls-Royce Corporation to become its exclusive service provider for Rolls-Royce Model T56 engine parts. To finance our obligations under this agreement and to refinance our then-existing $160.0 million revolving credit facility and term loan, we consummated the following transactions on December 21, 2001:

     - We sold 45,000 shares of our Series B Senior Convertible Participating Preferred Stock, or Series B Preferred Stock, for $45.0 million to certain affiliates of The Carlyle Group. The Series B Preferred Stock was automatically converted into 45,110 shares of our Series D Senior Convertible Participating Preferred Stock, or Series D Preferred Stock, upon stockholder approval of the terms and issuance of the Series D Preferred Stock at a special meeting of our stockholders held on March 15, 2002.

     - Aviall Services sold $80.0 million of senior unsecured notes due 2007 to the selling stockholders, and we issued warrants to purchase 1,750,000 shares of our common stock (subject to adjustment for antidilution events) to the selling stockholders upon stockholder approval of the terms and issuance of the warrants at a special meeting of our stockholders held on March 15, 2002.

     - We entered into a new $200.0 million senior secured credit facility and repaid our previous $160.0 million senior secured revolving credit facility and term loan.

THE OFFERING

     This prospectus relates to the offer and sale of up to 1,750,000 shares of our common stock by the selling stockholders upon the exercise of warrants held by them. The warrants entitle the selling stockholders to acquire up to 1,750,000 shares of our common stock (subject to adjustment for antidilution events) at a purchase price of $0.01 per share and expire on March 15, 2012.

     We are registering the 1,750,000 shares of common stock that the selling stockholders may acquire upon exercise of the warrants pursuant to a registration rights agreement originally entered into with the selling stockholders in March 2002. Registration of the shares of common stock does not mean that all or any portion of these shares will be offered or sold by the selling stockholders pursuant to this prospectus. Except for underwriting discounts and selling commissions that may be paid by the selling stockholders, we have agreed to pay all of the expenses incurred in connection with the registration of the shares of common stock.

                                  RISK FACTORS

     Investing in our common stock involves a high degree of risk. You should carefully consider the following risks in addition to the other information set forth in this prospectus and incorporated by reference into this prospectus before you decide whether to invest in our common stock. If any of the following risks actually occur, the trading price of our common stock could decline and you may lose all or part of your investment.

RISKS RELATED TO US

  BECAUSE OUR BUSINESS DEPENDS HEAVILY UPON THE AVIATION INDUSTRY, WE ARE SUSCEPTIBLE TO NEGATIVE TRENDS AND ADVERSE ECONOMIC CONDITIONS IN THE AVIATION INDUSTRY.

     Virtually all of Aviall Services' net sales and operating income are derived from the sale of parts, components, supplies and services to customers in the aviation industry. As a result, Aviall Services' business is directly affected by trends and economic factors that affect flight activity in the aviation industry, including fuel prices, economic cycles, inflation, labor instability and regulatory oversight.

     As a result of the global economic downturn and the terrorists attacks and their aftermath, many commercial airlines and air freight carriers have reduced their flight operations, taken aircraft out of service, retired older aircraft and deferred nonessential aircraft maintenance and overhaul services. At the same time, however, the U.S. military and certain foreign militaries have significantly increased their flight activities, especially in connection with the increase in military operations around the world after the terrorist attacks.

     The adverse economic conditions in the commercial aviation industry and the terrorist attacks and their related aftermath have had a significant impact on our business. Due to decreases in the flight activity of commercial airlines and air freight carriers and the number of older commercial aircraft being retired, we have experienced a reduction in demand for our parts, components and supplies used on commercial aircraft. Although we believe that, over time, the flight activity of commercial airlines and air freight carriers will generally increase, we cannot assure you more favorable economic conditions in the commercial aviation industry will develop.

     Although adverse economic conditions and the terrorists attacks and their related aftermath have negatively impacted the commercial aviation industry, the U.S. military and certain foreign militaries have increased their flight activities. In December 2001, we entered into an agreement with Rolls-Royce to provide Rolls-Royce Model T56 engine parts for certain military aircraft. Because of this agreement, we have experienced increased sales of parts and components for military aircraft, although at lower margins. However, we cannot assure you that the flight activity of the U.S. military and certain foreign militaries will sustain their current levels. Furthermore, we cannot assure you that the demand for parts and components for military aircraft will continue to increase, or that we will be able to realize the benefits that we expect to receive from our Model T56 engine parts agreement with Rolls-Royce. Any reduction in the demand for our military parts could have a material adverse effect on our business, financial condition, results of operation or the market price of our common stock.

     In addition, the demand for our parts, components and supplies could decrease if one or more of our customers were to eliminate or retire one or more of their aircraft fleet types. Further, the demand for our parts, components and supplies could decrease if intense competition in the aviation industry or other factors causes one or more of our customers to go out of business. Any decreases in demand for our parts, components and supplies could have a material adverse effect on our business, financial condition, results of operation or the market price of our common stock.

  IF WE ARE UNABLE TO GENERATE POSITIVE CASH FLOWS OR OBTAIN ADDITIONAL FINANCING, WE MAY BE UNABLE TO SERVICE OUR SUBSTANTIAL INDEBTEDNESS OR REDEEM OUR SERIES D PREFERRED STOCK.

     To finance our obligations under our agreement with Rolls-Royce to provide Rolls-Royce Model T56 engine parts, we incurred a substantial amount of indebtedness and sold shares of our Series D Preferred Stock. We are required to make scheduled principal and interest payments on our indebtedness, pay cash dividends on our Series D Preferred Stock after December 31, 2005 if funds are legally available therefor and redeem outstanding shares of our Series D Preferred Stock, including any accrued and unpaid dividends thereon, on June 21, 2008. Our ability to make scheduled principal and interest payments on our indebtedness, pay cash dividends on our Series D Preferred Stock and redeem shares of our Series D Preferred Stock depends primarily upon the future operating performance of our business. To an extent, the future operating performance of our business will be subject to economic, financial, competitive and other factors that are beyond our control. Accordingly, we cannot assure you that our future cash flows will be sufficient to satisfy our payment obligations under our indebtedness or our Series D Preferred Stock.

     If we are unable to generate sufficient cash flows to satisfy our payment obligations under our indebtedness or our Series D Preferred Stock, we may be required to seek additional capital or undertake alternative financing plans to satisfy these payment obligations. Accordingly, we may be required to restructure our indebtedness and our Series D Preferred Stock, refinance all or a portion of our indebtedness, incur new indebtedness or sell additional shares of preferred stock, sell all or a portion of our assets, or reduce or delay our capital expenditures. Any of these actions could result in unanticipated costs, disrupt the implementation of our business plan or otherwise hinder our growth. Moreover, we cannot assure you that we could take any of these actions on satisfactory terms, in a timely manner or to the extent necessary to enable us to satisfy our payment obligations on our indebtedness or our Series D Preferred Stock. If any of these events were to occur, they could have a material adverse effect on our business, financial condition, results of operation or the market price of our common stock.

  IF WE ARE UNABLE TO SATISFY OUR PAYMENT OBLIGATIONS UNDER OUR INDEBTEDNESS OR OUR SERIES D PREFERRED STOCK WHEN REQUIRED, WE MAY BE FORCED INTO BANKRUPTCY OR WE MAY BE FORCED TO LIQUIDATE OR SELL ALL OR A SUBSTANTIAL PORTION OF OUR ASSETS.

     If we are unable to make scheduled principal and interest payments on our indebtedness when required, we would be in default under that indebtedness. As a result, the holders of the affected indebtedness could declare all outstanding principal and interest due and payable, which, in turn, could cause the acceleration of the maturity of all, or substantially all, of our other indebtedness. We cannot assure you that we would have sufficient funds available, or that we would be able to obtain sufficient capital from other sources on satisfactory terms, to repay any accelerated indebtedness.

     Additionally, substantially all of our assets are subject to liens securing our payment obligations under our senior secured credit facility. If any outstanding amounts under our senior secured credit facility were accelerated, the lenders under our senior secured credit facility could terminate their commitments and foreclose on their liens. Accordingly, if our indebtedness is accelerated and we are unable to meet our payment obligations under our indebtedness, we could be forced into bankruptcy or we may be forced to liquidate or sell all or a substantial portion of our assets to satisfy these payment obligations.

     Additionally, we cannot assure you that we will be able to generate sufficient cash flows or obtain additional capital on satisfactory terms to redeem our Series D Preferred Stock when required. If we are unable to redeem our Series D Preferred Stock when required, we could be forced into bankruptcy or we may be forced to liquidate or sell all or a substantial portion of our assets to redeem our Series D Preferred Stock.

  WE DEPEND UPON A LIMITED NUMBER OF SUPPLIERS.

     Since November 1, 1999, we have entered into three new agreements with Honeywell and two new agreements with Rolls-Royce to sell lines of their parts. During 2001, sales of parts from Honeywell accounted for approximately 4% of Aviall Services' net sales, and sales of parts from Rolls-Royce accounted for approximately 28% of Aviall Services' net sales. As our agreement with Rolls-Royce to provide Rolls-Royce Model T56 engine parts is implemented during 2002, we estimate the percentage of Aviall Services' net sales represented by sales of parts supplied by Rolls-Royce will increase to over 50% of Aviall Services' net sales in 2002. This estimate includes the sale of parts by Rolls-Royce directly to the U.S. military during implementation of the agreement. In the event that Honeywell or Rolls-Royce discontinue the products we sell, terminate our agreements with them or are unable to perform under our agreements with them, our business, financial condition, results of operations or the market value of our common stock would likely be materially adversely affected.

     CONTRACTS REPRESENTING A LARGE PERCENTAGE OF OUR NET SALES CONTAIN PROVISIONS THAT ALLOW THE OTHER PARTY TO TERMINATE FOR CONVENIENCE OR UPON OTHER EVENTS.

     While our agreements with Honeywell and Rolls-Royce are ten-year agreements, each of these agreements contains a termination for convenience provision that allows Honeywell and Rolls-Royce to terminate the agreement after a specified date after giving us prior written notice. The notice requirement for the termination for convenience provisions are as follows:

                                                             EARLIEST DATE FOR NOTICE
                                                                OF TERMINATION FOR        NOTICE
SUPPLIER                          PARTS                            CONVENIENCE          REQUIREMENT
--------                          -----                      ------------------------   -----------
Rolls-Royce     Rolls-Royce Model T56 engine parts               January 1, 2007         120 days
Rolls-Royce     Rolls-Royce Model 250 engine parts               January 1, 2003         120 days
Honeywell       Hydromechanical controls for Rolls-Royce         January 1, 2002          60 days
                Model 250 and Honeywell LT101 series
                engines
Honeywell       Honeywell engine systems accessories and           April 1, 2006          60 days
                environmental control systems
Honeywell       Rolls-Royce Model T56 engine parts                 June 30, 2004          60 days

     Honeywell and Rolls-Royce may also terminate these agreements if we materially breach these agreements, if we become bankrupt or insolvent or commence bankruptcy proceedings, or if we fail to make payments under these agreements. Furthermore, Rolls-Royce may terminate our agreements to provide Roll-Royce Model T56 engine parts and Rolls-Royce Model 250 engine parts upon 120-days prior written notice:

     - upon a change of control of Rolls-Royce;

     - if we are acquired by a competitor of Rolls-Royce; or

     - if we are acquired by a person that is not a competitor of Rolls-Royce and the acquisition causes our credit rating, as determined by Standard & Poor's or Moody's, to fall one notch below our credit rating prior to the acquisition.

     Accordingly, we cannot assure you that our agreements with Honeywell or Rolls-Royce will not be terminated for convenience or for other reasons. Because these agreements represent a substantial percentage of our current and expected net sales, the termination of one or more of these agreements or product lines would likely have a material adverse effect on our business, financial condition, results of operations, or the market value of our common stock.

  WE MAY FACE DIFFICULTY IN INTEGRATING OUR AGREEMENT WITH ROLLS-ROYCE TO PROVIDE ROLLS-ROYCE MODEL T56 ENGINE PARTS INTO OUR BUSINESS MODEL AND MANAGING ANY CONSEQUENTIAL GROWTH.

     We believe our agreement with Rolls-Royce to provide Rolls-Royce Model T56 engine parts will cause our business to grow rapidly. We forecast that this agreement will result in additional net sales by Aviall Services in 2002 of at least $250.0 million. Currently, revenues from this agreement are exceeding our forecast. This estimate includes the sale of parts by Rolls-Royce directly to the U.S. military during the implementation of this agreement. In 2001, Aviall Services had net sales of $479.7 million. The integration of this agreement, and our duties under it, into our current business structure may place significant burdens on our management and operations. Accordingly, our future operating results will depend on the ability of our officers and other key employees to effectively implement this agreement. We expect to implement fully this agreement by June 30, 2002. If we are unable to successfully manage this expansion, this agreement could be terminated or we could otherwise experience a material adverse effect on our business, financial condition, results of operation or the market value of our common stock.

  OUR AGREEMENTS WITH HONEYWELL AND ROLLS-ROYCE FOR DISTRIBUTION OF ROLLS-ROYCE MODEL T56 ENGINE PARTS WILL SUBSTANTIALLY INCREASE OUR SALES TO THE U.S. GOVERNMENT AND ITS CONTRACTORS. WE HAVE LIMITED EXPERIENCE IN CONDUCTING BUSINESS WITH THE U.S. GOVERNMENT OR COMPLYING WITH THE REGULATIONS ASSOCIATED WITH ITS PROCUREMENT PROCESS.

     In 2001, Aviall Services' ten largest customers represented, in the aggregate, approximately 15% of its net sales, and its single largest customer accounted for approximately 3% of its net sales. In 2002, we anticipate that Rolls-Royce will be our largest customer for Rolls-Royce Model T56 engine parts representing approximately 28% of Aviall Services' estimated 2002 net sales. The sales to Rolls-Royce are primarily related to their role as prime contractor for sales of Rolls-Royce Model T56 engine parts to the U.S. government. After the implementation period of this agreement, we expect that the U.S. government and its agents will account for more than 45% of our estimated net sales in 2002.

     We have limited experience in conducting business with the U.S. government and complying with the regulations associated with its procurement process. Our inexperience in dealing with the U.S. government and its agents may result in, among other things, delays, additional costs or a reduction in or cancellation of orders for parts under our agreements. If any of these events were to occur, our business, financial condition, results of operation or the market price of our common stock would likely be materially adversely affected.

  OUR BUSINESS IS HIGHLY COMPETITIVE.

     Sales of aviation parts, components and supplies. The market for aviation parts, components and supplies is extremely competitive, and we face competition from a number of sources. In addition, the aviation parts aftermarket is large, and highly fragmented, with no single proprietary or independent provider holding a dominant position. Aviall Services competes with independent distributors, redistribution suppliers and aerospace original manufacturers who, in the aggregate, offer most of the same product lines to the same customers. Many of our existing and potential competitors have greater resources than us. Certain of our agreements with our suppliers are non-exclusive, some of which are significant to our business. Additionally, from time to time, we also face competition from individual airlines liquidating or reducing their inventories, and in the future, we may face pricing pressures from airline consortiums pooling their resources to purchase parts, components and supplies at discounted prices. We cannot assure you that these competitive pressures will not have a material adverse effect on our business, financial condition, results of operations or the market value of our common stock.

     Global aviation and marine-related electronic marketplaces. Numerous companies compete with ILS in the operation of global aviation and marine-related electronic marketplaces. Our competitors in this area include airlines, manufacturers, distributors, independent companies, and their alliances, and we expect the competition in this area to increase in the future. We cannot assure you that competitive pressures in these marketplaces will not have a material adverse affect on our business, financial condition, results of operations or the market value of our common stock.

  WE DEPEND UPON OUR EXECUTIVE OFFICERS AND KEY EMPLOYEES.

     Our continued success is dependent to a significant degree upon the services of our executive officers and key employees and upon our ability to attract and retain qualified personnel who are experienced in the various phases of our business. If we lose the services of one or more of our executive officers or key employees, our business, financial condition, results of operations or the market value of our common stock could be materially adversely affected. We do not maintain key man life insurance for any of our executive officers or key employees.

  WE MAY FAIL TO INTRODUCE NEW SERVICES IN RESPONSE TO TECHNOLOGICAL ADVANCES AND EVOLVING INDUSTRY STANDARDS.

     The electronic marketplace business which ILS operates is characterized by evolving industry standards and changing customer requirements. The introduction of new hardware or software or the emergence of new industry trends or standards could render our existing services obsolete and cause us to incur significant hardware, software, development or labor costs. Our failure to introduce new services and enhancements to our existing services in response to changing market conditions or customer or technology requirements could have a material adverse effect on our business, financial condition, results of operations or the market value of our common stock.

  A SIGNIFICANT FAILURE OF OUR COMPUTER SYSTEMS OR NETWORKS WOULD NEGATIVELY AFFECT OUR BUSINESS.

     We depend upon our computer systems and networks to deliver our products and services, respond to the needs of our customers, sell and manage our inventory, perform accounting and administrative functions, provide product and other informational services and create ILS's electronic marketplaces. The success of our businesses depend upon our ability to provide superior reliability, capacity and security for both our Internet-based and dial-up systems. We are continually upgrading our computer networks and software. Our computer systems and networks, and the networks upon which we depend, are subject to factors that may cause interruptions in service or reduce capacity for our customers, including, but not limited to, physical damage, problems upgrading or integrating new hardware or software, power loss, capacity limitations, software defects and breaches of security due to computer viruses, break-ins or otherwise. Significant interruptions in service, capacity limitations or security breaches could have a material adverse effect on our business, financial condition, results of operations or the market value of our common stock.

  WE ARE SUBJECT TO RISKS ASSOCIATED WITH ACCURATELY FORECASTING OUR INVENTORY REQUIREMENTS.

     We use complex rolling forecasts based upon our anticipated product orders to determine what we purchase from our suppliers. Lead times for our product orders vary significantly and depend on factors such as specific supplier requirements, contract terms and the then-current market demand for particular products. If we overestimate our product requirements, we could accumulate excess inventory, which would increase our costs, and under certain circumstances, all or some of this excess inventory may have to be written off. Alternatively, if we underestimate our product requirements, we could accumulate inadequate inventory, which could delay the delivery of our products to our customers or result in the loss of sales or customers to our competitors. Any of these occurrences could have a material adverse effect on our business, financial condition, results of operations or the market value of our common stock.

  WE ARE SUBJECT TO RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS.

     Because we sell our products and services outside of the United States, we are exposed to risks associated with selling and operating in foreign countries. These risks include:

     - fluctuations in currency exchange rates;

     - political instability;

     - limitations on the conversion of foreign currencies into U.S. dollars;
       and

     - economic volatility.

     During 2001, we derived approximately 31.9% of our total net sales from selling our products and services to customers located outside of the United States. The percentage of our total net sales derived from selling our products and services outside of the United States could increase in the future.

     Although we may enter into certain transactions to hedge the risk of foreign currency exchange rate fluctuations or take other steps to protect against these risks, we cannot assure you that we can fully protect ourselves against these risks or that these risks will not have a material adverse effect on our business, financial condition, results of operations or the market value of our common stock.

  WE ARE SUBJECT TO INVENTORY RISKS RESULTING FROM GOVERNMENT REGULATION.

     Our inventory consists primarily of new aviation parts, components and supplies that we purchase from our suppliers. Before any part, component or supply item may be used on an aircraft, it must meet certain standards of condition established by the FAA, the U.S. Department of Defense or the equivalent regulatory agencies in other countries. Although regulatory requirements in other countries generally coincide with applicable U.S. requirements, specific regulations may vary from country to country. In some instances, parts, supplies and components that we purchase must also be traceable to sources deemed acceptable by the appropriate regulatory agency.

     Parts and components that we own or acquire may not meet applicable standards, and are subject to changing standards, which could require us to modify or eliminate parts and components contained in our inventory. Aircraft parts manufacturers may also develop new parts and components to be used in lieu of parts and components already contained in our inventory. In all such cases, to the extent that we have such parts and components in our inventory, their value may be reduced.

  WE ARE SUBJECT TO RISKS ASSOCIATED WITH SHIPPING HAZARDOUS MATERIALS.

     The FAA exercises regulatory jurisdiction over the shipment of hazardous materials by air. Some of the products that we sell contain hazardous materials that are subject to these regulations, such as chemicals, oxygen generators, oxygen bottles and life rafts. We share responsibility with the air carrier for compliance with FAA regulations in shipping hazardous materials by air, and we are primarily responsible for the proper packaging and labeling of these items. If we mislabel or otherwise improperly ship hazardous materials, we may be liable for damage to the aircraft and other property as well as substantial monetary penalties. If any of these events were to occur, they could have a material adverse effect on our business, financial condition, results of operation or the market value of our common stock. The FAA actively monitors the shipment of hazardous materials.

  WE COULD INCUR SIGNIFICANT COSTS AND EXPENSES RELATED TO ENVIRONMENTAL
  PROBLEMS.

     Various federal, state, local and foreign laws and regulations require property owners or operators to pay for the costs of removal or remediation of hazardous or toxic substances located on or emanating from their property. Some of our current operations, such as our battery repair and brake service centers, use small quantities of hazardous or toxic substances in their operations. Some of our previously owned businesses used certain chemicals classified by various federal, state, local and foreign agencies as hazardous substances. We retain certain environmental liabilities related to these businesses for the period prior to their sale. We are involved in various stages of investigation and cleanup to comply with federal, state, local and foreign regulations related to these businesses.

     These same laws and regulations also impose liability on persons who arrange for the disposal or treatment of hazardous or toxic substances for the costs of their removal or remediation at the disposal or treatment facility. These laws and regulations generally impose liability regardless of whether the entity arranging for disposal ever owned or operated the disposal facility.

     We have been named a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act and the Superfund Amendments and Reauthorization Act at five third-party disposal sites to which wastes were allegedly sent by the previous owner of assets used in our discontinued engine services operations. We did not use these identified disposal sites. Accordingly, the previous owner has retained, and has been discharging, all liability associated with the cleanup of these sites pursuant to the sales agreement. Although we could be potentially liable in the event of nonperformance by the previous owner, we do not anticipate nonperformance.

     We have been named a potentially responsible party for certain hazardous waste cleanup at Miami International Airport. We have preliminarily investigated our responsibilities utilizing a local engineering firm in the Miami area. Based on the investigation to date, we believe that our exposure for remediation costs, if any, will not be material. Local authorities are currently researching and negotiating with potentially responsible parties.

     As a past operator of businesses that used hazardous or toxic substances, we may be liable for additional removal or remediation costs, governmental penalties, property damage and related expenses. Payment of any of these costs and expenses could have a material adverse effect on our business, financial condition, results of operations or the market value of our common stock.

  OUR BUSINESS IS SUBJECT TO GOVERNMENT REGULATION.

     In 2001, Aviall Services' product overhaul, repair and final assembly facilities, which are regulated by the FAA, represented approximately 12% of our net sales, including the parts used in these activities. The FAA prescribes standards and licensing requirements for aircraft components and effectively regulates component repair stations worldwide. Comparable agencies also regulate these matters in each of the foreign countries in which Aviall Services conducts operations. If Aviall Services does not have required FAA authority for its overhaul, repair and final assembly facilities, or loses the authority once it has been granted, the operation of that facility may be prohibited until it is able to reobtain FAA authority.

     While we believe that Aviall Services possesses all required domestic and foreign governmental certifications, the revocation or limitation of its FAA certification would have a material adverse effect on its overhaul, repair and final assembly operations. In addition, we may be forced to incur unanticipated costs to adapt Aviall Services' overhaul, repair and final assembly operations to any changes in FAA regulations. Moreover, for purposes of their own compliance with FAA requirements, some of our customers may require us to certify that our facilities, products and services meet certain standards and specifications. If we fail to meet these certification requirements or fail to maintain our certified status with one or more of our customers, our reputation could be harmed and our growth hindered.

  THE TERMS OF OUR INDEBTEDNESS AND OUR SERIES D PREFERRED STOCK COULD RESTRICT THE EXPANSION OF OUR BUSINESS.

     The terms of our indebtedness and our Series D Preferred Stock contain restrictions that limit our ability to, among other things, incur additional debt, make specified payments and capital expenditures, consolidate, merge with or acquire another business, or sell certain of our assets. In addition, the terms of our indebtedness also requires us to achieve and maintain certain specified financial ratios. These restrictions may limit our ability to engage in activities which could expand our business, including obtaining future financing, making needed capital expenditures, or taking advantage of business opportunities such as strategic acquisitions and dispositions.

  OUR ABILITY TO USE OUR FEDERAL NET OPERATING LOSS CARRYFORWARD IN THE FUTURE COULD BE LIMITED.

     As of December 31, 2001, we had a federal net operating loss carryforward of approximately $137.3 million which substantially expires during 2009 through 2011. If certain substantial changes in our stock ownership should occur, there could be an annual limitation on the amount of our federal net operating loss carryforward that we could utilize. During 2001, there were changes in our stock ownership, but these changes did not result in a limitation on the amount of federal net operating loss carryforward that we could utilize in the future. Nonetheless, we cannot assure you that our ability to use our federal net operating loss carryforward will not be limited in the future. A limitation on our ability to use a significant portion of our federal net operating loss carryforward could have a material adverse effect on our financial condition, results of operations or the market value of our common stock.

RISKS RELATED TO OUR COMMON STOCK

  OTHER COMPANIES MAY HAVE DIFFICULTY ACQUIRING US, EVEN IF DOING SO WOULD BENEFIT OUR STOCKHOLDERS.

     Provisions in our restated certificate of incorporation, amended and restated by-laws, preferred share rights plan, the Delaware general corporation law and our agreements with Rolls-Royce could make it more difficult for other companies to acquire us, even if doing so would benefit our stockholders. Our restated certificate of incorporation and amended and restated by-laws contain the following provisions, among others, which may discourage or prevent another company from acquiring us:

     - a staggered board of directors, where our stockholders each year elect only a minority of the directors who serve on our board of directors;

     - a limitation on who may call stockholder meetings;

     - a prohibition on stockholder action by written consent; and

     - advance notification procedures for matters to be brought before stockholder meetings.

     In addition, our preferred share rights plan contains provisions which could require us to issue shares of our preferred stock under certain circumstances, and this could delay, deter or prevent a takeover attempt that our stockholders might consider in their best interests. Furthermore, we are subject to provisions of the Delaware general corporation law that prohibit us from engaging in a business combination with any "interested stockholder." These provisions generally mean that a stockholder who owns more than 15% of our voting stock cannot acquire us for a period of three years from the date that the stockholder became an "interested stockholder," unless various conditions are met, such as approval of the transaction by our board of directors. Finally, our agreements with Rolls-Royce contain provisions allowing Rolls-Royce to terminate the agreements in certain cases if we are acquired.

  YOU MAY NOT RECEIVE CASH DIVIDENDS ON YOUR INVESTMENT.

     Our policy has been to reinvest our earnings to fund our future growth. Furthermore, except in limited circumstances, the terms of our indebtedness and our Series D Preferred Stock prevent us from declaring, paying or setting aside cash dividends on shares of common stock without the consent of the various parties thereto. Accordingly, we do not anticipate paying cash dividends on shares of our common stock in the foreseeable future.

                                USE OF PROCEEDS

     We will not receive any proceeds from sales of the shares of common stock by the selling stockholders. All of the net proceeds from sales of the shares of common stock will be retained by the selling stockholders.

                              SELLING STOCKHOLDERS

     The following table identifies the selling stockholders, the number and percentage of shares of common stock beneficially owned by the selling stockholders before this offering, the number of shares of common stock that the selling stockholders may offer or sell in this offering, and the number and percentage of shares of common stock beneficially owned by the selling stockholders after this offering, assuming they sell all of the shares that may be sold by them in this offering. We have prepared this table based upon information furnished to us by or on behalf of the selling stockholders. Based on the information provided to us by or on behalf of the selling stockholders, no selling stockholder beneficially owns any shares of common stock other than the shares listed below.

                                                                                    SHARES OF COMMON STOCK
                                         SHARES OF COMMON STOCK BENEFICIALLY       BENEFICIALLY OWNED AFTER
                                              OWNED BEFORE THE OFFERING                  THE OFFERING
                                       ----------------------------------------   --------------------------
                                        NUMBER OF                                  NUMBER OF
                                          SHARES                    NUMBER OF        SHARES
                                       BENEFICIALLY   PERCENT OF   SHARES BEING   BENEFICIALLY   PERCENT OF
NAME OF SELLING STOCKHOLDER              OWNED(1)      CLASS(2)     OFFERED(3)      OWNED(4)     CLASS(2)(4)
---------------------------            ------------   ----------   ------------   ------------   -----------
Blackstone Mezzanine Holdings L.P.        32,812           *          32,812             --           --
Blackstone Mezzanine Partners L.P.       514,063         2.7%        514,063             --           --
Carlyle High Yield Partners, L.P.(5)     659,913         3.4%        262,500        397,413          2.1%
J. H. Whitney Mezzanine Fund, L.P.       424,375         2.2%        424,375             --           --
Lerner Enterprises, L.P.                  16,406           *          16,406             --           --
Oak Hill Securities Fund II, L.P.         76,562           *          76,562             --           --
Oak Hill Securities Fund, L.P.            76,563           *          76,563             --           --
P & PK Family Limited Partnership          5,469           *           5,469             --           --
Whitney Limited Partner Holdings, LLC     13,125           *          13,125             --           --
Whitney Private Debt Fund, L.P.          328,125         1.7%        328,125             --           --

---------------

 *  Less than one percent.

(1) Represents the shares of common stock that the selling stockholders may acquire by exercising the warrants. With respect to Carlyle High Yield Partners, L.P., the number of shares beneficially owned also represents the shares of common stock that Carlyle High Yield Partners, L.P. and certain of its affiliates may acquire upon conversion of the shares of our Series D Preferred Stock outstanding as of May 14, 2002.

(2) Computed based on 18,608,210 shares of common stock outstanding as of May 14, 2002. Percentage ownership has been calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(3) Represents the shares of common stock that the selling stockholders may acquire by exercising the warrants. Registration of the shares of common stock does not mean that all or any portion of these shares will be offered or sold by the selling stockholders pursuant to this prospectus.

(4) Assumes that the selling stockholders sell all of the shares of common stock covered by this prospectus.

(5) In addition to the shares of common stock beneficially owned by Carlyle High Yield Partners, L.P., TCG Holdings, L.L.C. and certain affiliates beneficially own 7,554,825 shares of common stock by virtue of their beneficial ownership of shares of our Series D Preferred Stock. The shares of common stock beneficially owned by Carlyle High Yield Partners, L.P., TCG Holdings, L.L.C. and certain affiliates include: (i) 6,804,137 shares of common stock issuable upon conversion of 39,464 shares of Series D Preferred Stock owned of record by Carlyle Partners III, L.P., (ii) 574,137 shares of common stock issuable upon conversion of 3,330 shares of Series D Preferred Stock owned of record by CP III Coinvestment, L.P., (iii) 397,413 shares of common stock issuable upon conversion of 2,305 shares of Series D Preferred Stock owned of record by Carlyle High Yield Partners, L.P., (iv) 176,551 shares of common stock issuable upon conversion of 1,024 shares of Series D Preferred Stock owned of record by Carlyle-Aviall Partners II, L.P. and (v) 262,500 shares of common stock issuable upon exercise of a warrant held by Carlyle High Yield Partners, L.P. TC Group III, L.P. is the sole general partner of Carlyle Partners III, L.P., CP III Coinvestment, L.P. and Carlyle-Aviall Partners II, L.P. TC Group III, L.L.C. is the sole general partner of TC Group III, L.P. TCG High Yield, L.L.C. is the sole general partner of Carlyle High Yield Partners, L.P. TCG High Yield Holdings, L.L.C. is the sole managing member of TCG High Yield, L.L.C. TC Group, L.L.C. is the sole managing member of TC Group III, L.L.C. and TCG High Yield Holdings, L.L.C. TCG Holdings, L.L.C. is the sole managing member of TC Group, L.L.C. Accordingly, (i) TC Group III, L.P. and TC Group III, L.L.C. each may be deemed to be a beneficial owner of shares of common stock and Series D Preferred Stock owned of record by each of Carlyle Partners III, L.P., CP III Coinvestment, L.P. and Carlyle-Aviall Partners II, L.P.; (ii) TCG High Yield, L.L.C. and TCG High Yield Holdings, L.L.C. each may be deemed to be a beneficial owner of shares of common stock and Series D Preferred Stock owned of record by Carlyle High Yield Partners, L.P. and (iii) TC Group, L.L.C. and TCG Holdings, L.L.C. each may be deemed to be a beneficial owner of shares of common stock and Series D Preferred Stock owned of record by each of Carlyle Partners III, L.P., CP III Coinvestment, L.P., Carlyle-Aviall Partners II, L.P. and Carlyle High Yield Partners, L.P. William E. Conway, Jr., Daniel A. D'Aniello and David M. Ruberstein are managing members of TCG Holdings, L.L.C. and, in such capacity, may be deemed to share beneficial ownership of shares of common stock beneficially owned by TCG Holdings, L.L.C. Such individuals expressly disclaim any such beneficial ownership. The principal address and principal offices of TCG Holdings, L.L.C. and certain affiliates is c/o The Carlyle Group, 1001 Pennsylvania Avenue, N.W., Suite 220 South, Washington, D.C. 20004-2505.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The SEC allows us to "incorporate by reference" into this prospectus the information that we regularly file with the SEC. This means that we can disclose important information to you by referring to the documents that we have filed with the SEC which contain this important information. The information incorporated by reference into this prospectus is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the following documents:

     - our Annual Report on Form 10-K for the year ended December 31, 2001, filed with the SEC on March 28, 2002;

     - our Definitive Proxy Statement for our 2002 Annual Meeting of Stockholders, filed with the SEC on April 22, 2002;

     - our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002, filed with the SEC on May 14, 2002, and amended on May 15, 2002;

     - the description of our capital stock appearing under the heading "Description of Capital Stock" contained in our Registration Statement on Form 10 (Commission File No.: 1-12380), filed with the SEC on September 24, 1993 and amended on November 4, 1993, November 19, 1993, November 30, 1993, December 22, 1993 and May 30, 2002; and

     - all documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this prospectus and prior to the termination of the effectiveness of the registration statement of which this prospectus is a part.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy, at prescribed rates, our annual, quarterly and current reports, proxy statements and other information filed with the SEC at the SEC's Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 to obtain further information about the operation of the Public Reference Room. In addition, you may read and obtain copies of our annual, quarterly and current reports, proxy statements and other information filed with the SEC by visiting the SEC's website at http://www.sec.gov. Copies of our annual, quarterly and current reports, proxy statements and other information filed with the SEC are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933, as amended, and omits certain information contained in this registration statement as permitted by the SEC's rules and regulations. We have also filed exhibits and schedules with this registration statement that are omitted from this prospectus as permitted by the SEC's rules and regulations. You may read and copy, at prescribed rates, this registration statement (including the exhibits and schedules attached thereto) by visiting the Public Reference Room, the SEC's website or the offices of the New York Stock Exchange.

     In addition, you can obtain any of the documents incorporated by reference into this prospectus through us. Documents incorporated by reference into this prospectus are available from us without charge, excluding any exhibits or schedules to those documents that we do not specifically incorporate by reference into this prospectus. You can request a copy of the documents incorporated by reference into this prospectus by writing or calling us at the following address or telephone number:

                                  Aviall, Inc.
                             2750 Regent Boulevard
                            DFW Airport, Texas 75261
                        Attention: Shareholder Services
                           Telephone: (972) 586-1000

                              PLAN OF DISTRIBUTION

     The selling stockholders, or their pledgees, donees, transferees or any of their successors in interest may sell from time to time the shares of common stock covered by this prospectus. The selling stockholders may sell the shares of common stock in one or more transactions at market prices prevailing at the time of sale, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholders may sell from time to time the shares of common stock through one or more of the following transactions:

     - transactions on the New York Stock Exchange, on any other national securities exchange or in the over-the-counter market on which shares of our common stock may be listed or quoted at the time of any sale;

     - block trades in which a broker or dealer will attempt to sell the shares of common stock as agent for the selling stockholders, but may take a position and resell a portion of the block as principal to facilitate the transaction;

     - ordinary brokerage transactions and transactions in which a broker or dealer solicits purchasers;

     - privately negotiated transactions with purchasers, underwriters, brokers or dealers;

     - transactions in connection with short sales of the shares of common stock;

     - transactions involving the writing of options on the shares of common stock which may be listed on an options exchange or otherwise;

     - transactions involving the pledge of the shares of common stock to secure debt or other obligations;

     - hedging transactions;

     - to the extent required to be registered, transactions involving the distribution of the shares of common stock by any selling stockholder to its partners, members or securityholders; or

     - any combination of the transactions identified above.

     In effecting sales of the shares of common stock covered by this prospectus, underwriters, brokers, dealers or agents may receive compensation from the selling stockholders, purchasers of these shares for whom they may act as agents or principals, or both, in the form of discounts, concessions or commissions. These discounts, concessions or commissions as to any particular underwriter, broker, dealer or agent may be in excess of those discounts, concessions or commissions that are customary in the types of transactions involved. The selling stockholders, underwriters, brokers, dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" under the Securities Act of 1933, as amended, and any discounts, concessions or commissions received by them from the selling stockholders or purchasers of these shares from whom they may act as agents or principals and any profit received on sales of the shares of common stock may be deemed to be underwriting discounts or commissions under the Securities Act of 1933, as amended.

     The selling stockholders may also sell all or a portion of the shares of common stock covered by this prospectus in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, as amended, provided that any such sales meet the criteria of and otherwise conform to the requirements of Rule 144.

     We entered into a registration rights agreement for the benefit of the selling stockholders pursuant to which we registered the shares of common stock covered by this prospectus under applicable federal and state securities laws. This agreement also provides that we will indemnify the selling stockholders, their directors, officers and controlling persons, for certain liabilities, including liabilities under the Securities Act of 1933, as amended, and that the selling stockholders will indemnify us and our directors, officers and controlling persons for certain liabilities, including liabilities under the Securities Act of 1933, as amended. The offering of the shares of common stock will terminate on the date on which all of the shares of common stock have been sold by the selling stockholders.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of common stock covered by this prospectus is being passed upon for us by our lawyers, Haynes and Boone, LLP, Dallas, Texas.

                                    EXPERTS

     The consolidated financial statements and financial statement schedule incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

            CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains "forward-looking statements" concerning our business, operations and financial performance and condition. When we use the words "estimates," "expects," "forecasts," "anticipates," "projects," "plans," "intends," "believes" and variations of such words or similar expressions in this prospectus, we intend to identify forward-looking statements.

     We have based our forward-looking statements on our current assumptions and expectations about future events. We have expressed our assumptions and expectations in good faith, and we believe that there is a reasonable basis for them. However, we cannot assure you that our assumptions and expectations will prove to be accurate.

     A number of risks and uncertainties could cause our actual results to differ materially from the forward-looking statements contained in this prospectus. These risks, uncertainties and other important factors include, without limitation, those described under "Risk Factors" as well as:

     - loss of key suppliers or significant customers;

     - termination or curtailment of material contracts;

     - changes in demand or prevailing market prices for the products and services we sell;

     - changes in economic conditions;

     - increased competition;

     - failure to execute or realize anticipated benefits from new agreements;

     - changes in our business strategy or development plans;

     - changes in government regulations and policies;

     - limited operational flexibility due to our substantial leverage;

     - foreign currency fluctuations and devaluations and political instability in our foreign markets; and

     - changes in the aviation and insurance industries resulting from the September 11, 2001 terrorist attacks.

     Other factors may cause our actual results to differ materially from the forward-looking statements contained in this prospectus. These forward-looking statements speak only as of the date of this prospectus and except as required by law, we do not undertake any obligation to publicly update or revise our forward-looking statements. We caution you not to place undue reliance on these forward-looking statements.

                             ---------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth various expenses and costs (other than underwriting discounts and commissions) expected to be incurred by us in connection with the offering, distribution and registration of the shares of common stock described by this Registration Statement. All of the amounts shown in the following table are estimated except for the Securities and Exchange registration fee.

EXPENSE                                                       AMOUNT
-------                                                       -------
Securities and Exchange Commission registration fee           $ 1,465
Legal fees and expenses                                       $35,000
Printing and engraving expenses                               $ 5,000
Accounting fees and expenses                                  $15,100
Miscellaneous expenses                                        $ 5,000
                                                              -------
Total                                                         $61,565

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law (the "Delaware Law") permits indemnification of the directors and officers of Aviall, Inc., a Delaware corporation (the "Company"), involved in a civil or criminal action, suit or proceeding, including, under certain circumstances, suits by or in the right of the Company, for any expenses, including attorney's fees, and (except in the case of suits by or in the right of the Company), any liabilities which they may have incurred in consequences of such action, suit or proceeding under conditions stated in said Section.

     Article XI of the Company's Restated Certificate of Incorporation (the "Certificate") limits the personal liability of the Company's directors to the Company or its stockholders for monetary damages for breaches of fiduciary duty. In addition, Article VI of the Company's Amended and Restated By-Laws (the "By-Laws") defines and clarifies the rights of certain individuals, including the Company's directors and officers, to indemnification by the Company against personal liability or expenses incurred by them as a result of certain litigation against them.

     Set forth below is a description of Article XI of the Certificate and
Article VI of the By-Laws. Such descriptions are intended only as summaries and are qualified in their entirety by reference to the Company's Certificate and By-Laws.

     Article XI of the Certificate protects the directors of the Company against personal liability for breaches of their duty of care. Articles XI of the Certificate absolves directors of liability for negligence in the performance of their duties, including gross negligence. Directors remain liable for breaches of the duty of loyalty to the Company and its stockholders as well as for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derived improper personal benefit. In addition, Article XI of the Certificate does not absolve directors of liability for unlawful dividends or stock repurchases or redemptions to which a negligence standard presently applies under the Delaware Law. Also, there may be certain liabilities, such as those under the federal securities laws or other state or federal laws, which a court may hold are unaffected by Article XI of the Certificate.

     Although Article XI of the Certificate provides the directors of the Company with protections against personal liability for monetary damages for breaches of their duty of care, it does not eliminate the directors' duty of care. Accordingly, Article XI of the Certificate would have no effect on the availability of equitable remedies such as an injunction to prevent a proposed action or rescission of a contract based upon a director's breach of his or her duty of care. Although both directors and officers of the Company are covered by indemnification provisions under Article VI of the By-Laws (as discussed below),
Article XI of the Certificate limits liability only with respect to a person acting in the capacity of a director.

     Article VI of the By-Laws provides that each person who was or is made a party to, or is involved in any action, suit or proceeding by reason of the fact that he or she is or was a director, officer or employee of the Company (or was serving at the request of the Company as a director, officer or employee of another entity, including service with respect to employee benefit plans maintained or sponsored by the Company) will be indemnified and held harmless by the Company, to the fullest extent authorized by the Delaware Law, as currently in effect (or, to the extent indemnification in broadened, as it may be amended) against all expense, liability or loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) reasonably incurred by such person in connection therewith.

     Article VI of the By-Laws provides that persons indemnified thereunder may bring suit against the Company to recover unpaid amounts claimed thereunder, and that if such suit is successful, the expense of bringing such a suit will be reimbursed by the Company. Article VI of the By-Laws further provides that while it is a defense to such a suit that the person claiming indemnification has not met the applicable standards of conduct making indemnification permissible under the Delaware Law, the burden of proving the defense will be on the Company. Neither the failure of the Company's Board of Directors to have made a determination that indemnification is proper, nor an actual determination by the Company's Board of Directors that the claimant has not met the applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. Following any "change in control," as described in the Company's By-Laws, any determination as to entitlement to indemnification is to be made by independent legal counsel selected by the claimant, which such independent legal counsel shall be retained by the Board of Directors on behalf of the Company.

     Article VI of the By-Laws also provides that the rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred therein will not be exclusive of any other right which any person may have or acquire under any statute, provision of the Company's Certificate or By-Laws, or otherwise. Article VI of the By-Laws also provides that the Company may maintain insurance, at its expense, to protect itself and any of its directors, officers, employees or agents against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware Law.

     Article VI of the By-Laws further provides that the rights conferred therein are contract rights and include the right to be paid by the Company for the expenses incurred in defending the proceedings specified above, in advance of their final disposition, except that, if the Delaware Law so requires, such payment will only be made upon delivery to the Company by the indemnified party of an undertaking to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified under the By-Laws or otherwise. Article VI of the By-Laws also provides that the Company may, by action of its Board of Directors, provide indemnification to its agents with the same scope and effect as the foregoing indemnification of directors, officers and employees.

     Pursuant to a registration right agreement entered into by the Company and the selling stockholders, under certain circumstances, each of the Company and the selling stockholders have agreed to indemnify each other and their respective directors and officers for certain liabilities, including liabilities incurred under the Securities Act of 1933, as amended, in connection with the registration of the shares of Common Stock which may be acquired by the selling stockholders upon exercise of the warrants.

ITEM 16.  EXHIBITS

EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
  4.1    Restated Certificate of Incorporation of Aviall, Inc.
         (Exhibit 3.1 to Aviall, Inc.'s Annual Report on Form 10-K
         for the fiscal year ended December 31, 1993 (the "1993 Form
         10-K") and incorporated herein by reference)
  4.2    Amended and Restated By-Laws of Aviall, Inc. (Exhibit 3.1 to
         Aviall, Inc.'s Quarterly Report on Form 10-Q for the
         quarterly period ended March 31, 1999 and incorporated
         herein by reference)
  4.3    Form of Common Stock Certificate of Aviall, Inc. (Exhibit 4
         to Aviall, Inc.'s Registration Statement on Form 10, as
         amended (Commission File No. 1-12380), and incorporated
         herein by reference)
  4.4    Rights Agreement, dated as of December 7, 1993, by and
         between Aviall, Inc. and The First National Bank of Boston
         (Exhibit 10.7 to Aviall, Inc.'s 1993 Form 10-K and
         incorporated herein by reference)
  4.5    Amendment No. 1 to Rights Agreement, dated as of March 14,
         2000, by and between Aviall, Inc. and BankBoston, N.A., a
         national banking association (as successor to The First
         National Bank of Boston) (Exhibit 4.3 to Aviall, Inc.'s
         Annual Report on Form 10-K for the fiscal year ended
         December 31, 1999 (the "1999 Form 10-K") and incorporated
         herein by reference)
  4.6    Amendment No. 2 to Rights Agreement, dated as of December
         17, 2001, by and between Aviall, Inc. and EquiServe Trust
         Company, N.A., a national banking association (as successor to The First National Bank of Boston) (Exhibit 4.6 to
         Aviall, Inc.'s Annual Report on Form 10-K for the fiscal
         year ended December 31, 2001 (the "2001 Form 10-K") and
         incorporated herein by reference)
  4.7    Amendment No. 3 to Rights Agreement, dated as of December
         21, 2001, by and between Aviall, Inc. and EquiServe Trust
         Company, N.A., a national banking association (as successor to The First National Bank of Boston) (Exhibit 4.7 to
         Aviall, Inc.'s 2001 Form 10-K and incorporated herein by
         reference)
  4.8    Securities Purchase Agreement, dated as of December 17,
         2001, by and between Aviall, Inc., Aviall Services, Inc., J.
         H. Whitney Mezzanine Fund, L.P., Whitney Private Debt Fund,
         L.P., Whitney Limited Partner Holdings, LLC, Blackstone
         Mezzanine Partners L.P., Blackstone Mezzanine Holdings L.P.,
         Carlyle High Yield Partners, L.P., Oak Hill Securities Fund,
         L.P., Oak Hill Securities Fund II, L.P., Lerner Enterprises,
         L.P. and P & PK Limited Partnership (Exhibit 4.8 to Aviall,
         Inc.'s 2001 Form 10-K and incorporated herein by reference)
  4.9    Form of Warrant to purchase common stock of Aviall, Inc.,
         entered into as of March 15, 2002, between Aviall, Inc. and each of J. H. Whitney Mezzanine Fund, L.P., Whitney Private
         Debt Fund, L.P., Whitney Limited Partner Holdings, LLC,
         Blackstone Mezzanine Partners L.P., Blackstone Mezzanine
         Holdings L.P., Carlyle High Yield Partners, L.P., Oak Hill
         Securities Fund, L.P., Oak Hill Securities Fund II, L.P.,
         Lerner Enterprises, L.P. and P & PK Family Limited
         Partnership (Exhibit 4.10 to Aviall, Inc.'s 2001 Form 10-K
         and incorporated herein by reference)
  4.10   Amended and Restated Registration Rights Agreement, dated as of March 15, 2002, by and between Aviall, Inc., J. H.
         Whitney Mezzanine Fund, L.P., Whitney Private Debt Fund,
         L.P., Whitney Limited Partner Holdings, LLC, Blackstone
         Mezzanine Partners L.P., Blackstone Mezzanine Holdings L.P.,
         Carlyle High Yield Partners, L.P., Oak Hill Securities Fund,
         L.P., Oak Hill Securities Fund II, L.P., Lerner Enterprises,
         L.P. and P & PK Family Limited Partnership (Exhibit 4.11 to
         Aviall, Inc.'s 2001 Form 10-K and incorporated herein by
         reference)
  5.1*   Legal Opinion of Haynes and Boone, LLP
 23.1*   Consent of PricewaterhouseCoopers LLP
 23.2*   Consent of Haynes and Boone, LLP (included in its legal
         opinion filed as Exhibit 5.1)
 24.1*   Power of Attorney of the Directors of Aviall, Inc.
         (incorporated in the signature page of this Registration
         Statement)

---------------

* Each document marked with an asterisk is filed herewith.

ITEM 17.  UNDERTAKINGS.

     (a) The Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

           provided, however, that the undertakings set forth in clauses (i) and
           (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (d) The Company hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of DFW Airport, State of Texas, on the 31st day of May, 2002.

                                          AVIALL, INC.

                                          By: /s/ PAUL E. FULCHINO
                                            ------------------------------------
                                            Paul E. Fulchino
                                            Chairman, President and Chief
                                              Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of Aviall, Inc., a Delaware corporation, do hereby constitute and appoint Jeffrey J. Murphy, Jacqueline K. Collier and Cornelius Van Den Handel, and each of them, their true and lawful attorneys-in-fact and agents or attorney-in-fact and agent, with power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules and regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments (including any post-effective amendments) and supplements thereto, and to any and all instruments or documents filed as part or in connection with this Registration Statement, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof. The Power of Attorney may be signed in several counterparts.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons and in the following capacities on the 31st day of May, 2002.

                   SIGNATURE                                             TITLE
                   ---------                                             -----


/s/ PAUL E. FULCHINO                                Chairman, President and Chief Executive Officer
------------------------------------------------             (Principal Executive Officer)
Paul E. Fulchino


/s/ JACQUELINE K. COLLIER                                    Vice President and Controller
------------------------------------------------            (Principal Accounting Officer)
Jacqueline K. Collier


/s/ CORNELIUS VAN DEN HANDEL                                 Vice President and Treasurer
------------------------------------------------             (Principal Financial Officer)
Cornelius Van Den Handel


/s/ PETER J. CLARE                                                     Director
------------------------------------------------
Peter J. Clare


/s/ ALLAN M. HOLT                                                      Director
------------------------------------------------
Allan M. Holt

                   SIGNATURE                                             TITLE
                   ---------                                             -----


/s/ DONALD R. MUZYKA                                                   Director
------------------------------------------------
Donald R. Muzyka


/s/ RICHARD J. SCHNIEDERS                                              Director
------------------------------------------------
Richard J. Schnieders


/s/ JONATHAN M. SCHOFIELD                                              Director
------------------------------------------------
Jonathan M. Schofield


/s/ ARTHUR E. WEGNER                                                   Director
------------------------------------------------
Arthur E. Wegner


/s/ BRUCE N. WHITMAN                                                   Director
------------------------------------------------
Bruce N. Whitman

                               INDEX TO EXHIBITS

EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
  4.1    Restated Certificate of Incorporation of Aviall, Inc.
         (Exhibit 3.1 to Aviall, Inc.'s Annual Report on Form 10-K
         for the fiscal year ended December 31, 1993 (the "1993 Form
         10-K") and incorporated herein by reference)
  4.2    Amended and Restated By-Laws of Aviall, Inc. (Exhibit 3.1 to
         Aviall, Inc.'s Quarterly Report on Form 10-Q for the
         quarterly period ended March 31, 1999 and incorporated
         herein by reference)
  4.3    Form of Common Stock Certificate of Aviall, Inc. (Exhibit 4
         to Aviall, Inc.'s Registration Statement on Form 10, as
         amended (Commission File No. 1-12380), and incorporated
         herein by reference)
  4.4    Rights Agreement, dated as of December 7, 1993, by and
         between Aviall, Inc. and The First National Bank of Boston
         (Exhibit 10.7 to Aviall, Inc.'s 1993 Form 10-K and
         incorporated herein by reference)
  4.5    Amendment No. 1 to Rights Agreement, dated as of March 14,
         2000, by and between Aviall, Inc. and BankBoston, N.A., a
         national banking association (as successor to The First
         National Bank of Boston) (Exhibit 4.3 to Aviall, Inc.'s
         Annual Report on Form 10-K for the fiscal year ended
         December 31, 1999 (the "1999 Form 10-K") and incorporated
         herein by reference)
  4.6    Amendment No. 2 to Rights Agreement, dated as of December
         17, 2001, by and between Aviall, Inc. and EquiServe Trust
         Company, N.A., a national banking association (as successor to The First National Bank of Boston) (Exhibit 4.6 to
         Aviall, Inc.'s Annual Report on Form 10-K for the fiscal
         year ended December 31, 2001 (the "2001 Form 10-K") and
         incorporated herein by reference)
  4.7    Amendment No. 3 to Rights Agreement, dated as of December
         21, 2001, by and between Aviall, Inc. and EquiServe Trust
         Company, N.A., a national banking association (as successor to The First National Bank of Boston) (Exhibit 4.7 to
         Aviall, Inc.'s 2001 Form 10-K and incorporated herein by
         reference)
  4.8    Securities Purchase Agreement, dated as of December 17,
         2001, by and between Aviall, Inc., Aviall Services, Inc., J.
         H. Whitney Mezzanine Fund, L.P., Whitney Private Debt Fund,
         L.P., Whitney Limited Partner Holdings, LLC, Blackstone
         Mezzanine Partners L.P., Blackstone Mezzanine Holdings L.P.,
         Carlyle High Yield Partners, L.P., Oak Hill Securities Fund,
         L.P., Oak Hill Securities Fund II, L.P., Lerner Enterprises,
         L.P. and P & PK Limited Partnership (Exhibit 4.8 to Aviall,
         Inc.'s 2001 Form 10-K and incorporated herein by reference)
  4.9    Form of Warrant to purchase common stock of Aviall, Inc.,
         entered into as of March 15, 2002, between Aviall, Inc. and each of J. H. Whitney Mezzanine Fund, L.P., Whitney Private
         Debt Fund, L.P., Whitney Limited Partner Holdings, LLC,
         Blackstone Mezzanine Partners L.P., Blackstone Mezzanine
         Holdings L.P., Carlyle High Yield Partners, L.P., Oak Hill
         Securities Fund, L.P., Oak Hill Securities Fund II, L.P.,
         Lerner Enterprises, L.P. and P & PK Family Limited
         Partnership (Exhibit 4.10 to Aviall, Inc.'s 2001 Form 10-K
         and incorporated herein by reference)
  4.10   Amended and Restated Registration Rights Agreement, dated as of March 15, 2002, by and between Aviall, Inc., J. H.
         Whitney Mezzanine Fund, L.P., Whitney Private Debt Fund,
         L.P., Whitney Limited Partner Holdings, LLC, Blackstone
         Mezzanine Partners L.P., Blackstone Mezzanine Holdings L.P.,
         Carlyle High Yield Partners, L.P., Oak Hill Securities Fund,
         L.P., Oak Hill Securities Fund II, L.P., Lerner Enterprises,
         L.P. and P & PK Family Limited Partnership (Exhibit 4.11 to
         Aviall, Inc.'s 2001 Form 10-K and incorporated herein by
         reference)
  5.1*   Legal Opinion of Haynes and Boone, LLP
 23.1*   Consent of PricewaterhouseCoopers LLP
 23.2*   Consent of Haynes and Boone, LLP (included in its legal
         opinion filed as Exhibit 5.1)
 24.1*   Power of Attorney of the Directors of Aviall, Inc.
         (incorporated in the signature page of this Registration
         Statement)

---------------

* Each document marked with an asterisk is filed herewith.